Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

ASSURE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (2)(3)	457(o)	—	—	$10,350,000	$0.00014760	$1,481.17
	Other	Class A Warrants to purchase Common Stock (4)	457(g)	—	—	—	—	$0.00
	Equity	Common Stock issuable upon exercise of Class A Warrants to purchase Common Stock (2)	457(o)	—	—	$31,050,000	$0.00014760	$4,582.98
	Other	Class B Warrants to purchase Common Stock (4)	457(g)	—	—	—	—	$0.00
	Equity	Common Stock issuable upon exercise of Class B Warrants to purchase Common Stock (2)	457(o)	—	—	$20,000	$0.00014760	$2.95
	Other	Prefunded Warrants to purchase Common Stock (3)(4)	457(g)	—	—	—	—	$0.00
	Equity	Common Stock issuable upon exercise of the Prefunded Warrants (2)(3)	457(o)	—	—	—	—	$0.00
		Total Offering Amounts				$41,420,000	$0.00014760	$6,113.59
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$6,113.59

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any prefunded warrants issued in the offering, and the proposed maximum aggregate offering price of the prefunded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and prefunded warrants (including the common stock issuable upon exercise of the prefunded warrants), if any, is $10,350,000.00.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of such warrants.